                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                         Commission File Number:     33-49869-01
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                   Talley Manufacturing and Technology, Inc.
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            (Exact name of registrant as specified in its charter)

           2702 North 44th Street, Suite 100A, Phoenix, Arizona 85008;
                         Telephone No.: (602) 957-7711
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         10 3/4% Senior Notes due 2003
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6            [ ]
               Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: 34
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Talley Manufacturing and Technology, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   TALLEY MANUFACTURING AND TECHNOLOGY,
                                   INC.

DATE:     February 25, 1998        BY: /s/ Mark S. Dickerson
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                                   Mark S. Dickerson
                                   Vice President, General Counsel and Secretary

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other authorized person. The name and title of the person signing the form shall be typed or printed under the signature.